Exhibit 5

                                            June 19, 1995

          J.E. Robert Companies
          11 Canal Center Plaza, Suite 200
          Alexandria, Virginia 22314
          Attention:  Mr. Murry N. Gunty

                    Re:  Proposed Acquisition Financing of
                         Shorebreeze I and II

          Gentlemen:

                    Based on our discussions and the information you have provided to us to date, Wells Fargo Bank, N.A. ("WFB") is pleased to commit, on the terms and conditions set forth herein, to make the loan described herein.
          BORROWER: Shorebreeze Associates, a California Limited Partnership, the general partner in which shall be Redwood Shores MIP Inc., a California corporation wholly owned by JER Partners, L.L.C. ("JER LLC") and the limited partners of which shall be J.H.R. Trust ("Raiser"), Harvey E. Chapman, Jr. ("Chapman"), and MIP Properties, Inc., a Maryland corporation wholly owned by JER LLC.
          JER LLC is an affiliate of J.E. Robert Companies ("JER").
          LENDER:  WFB.
          THE LOAN: A partial recourse loan (with customary exceptions) which would be provided by WFB and be secured by the properties commonly known as Shorebreeze I and II. At Borrower's sole option, the loan shall be recourse in the amount of $6.25 million, for which amount Raiser and Chapman shall be jointly and severally liable.
          LOAN AMOUNT: The loan amount shall not exceed 75% of the appraised value. The loan amount is currently estimated to be approximately $26 million.
          LOAN TERM: A loan term of three years from the date of closing.
          SECURITY: A first trust deed recorded against the properties commonly known as Shorebreeze I and II in Redwood City, California, plus a first priority perfected interest in the lockbox account described below.
          Borrower shall be required to execute any and all additional security documentation as is customary and required by Wells Fargo Bank.
          INTEREST RATE: The interest rate shall be LIBOR + 3.50%. Borrower has the option to fix the interest rate for periods of 30, 60 or 90 days but in no event beyond the maturity date of the loan. Fixed rate portions shall be in a minimum amount of $2,000,000 or any integral multiple of $1,000,000 in excess of said $2,000,000 minimum. Interest shall be payable monthly in arrears computed on the actual days elapsed in a 360-day year at the rate set forth above, regardless of the availability of cash flow therefor. Payments shall be due on the first day of each calendar month.
          COMMITMENT FEE: 1.50% the original principal balance of the loan, payable at closing.
          PREPAYMENT: The loan shall be pre-payable in whole only; provided, however, that upon the repayment of the loan on or prior to the first anniversary of the closing, Borrower shall pay a fee of two percent (2%) of the original amount of WFB's commitment; provided, further that upon the repayment of the loan on or prior to the second anniversary of the closing, Borrower shall pay a fee of one percent (1%) of the original amount of WFB's commitment. Notwithstanding the foregoing, there shall be no prepayment fee in the event that the loan is prepaid concurrently with a sale of the Property, or partnership interests in the Borrower, to an unaffiliated third party. (Nothing herein shall imply that the loan is assumable, or shall not be due and payable in full upon any transfer of all or any part of any interest in the Borrower.) The foregoing fees are in addition to breakage and other fees and costs which may be incurred in connection with the unwinding of a LIBOR contract. CASH DISTRIBUTION: Borrower shall establish a lockbox account with Wells Fargo Bank. All tenants within the building shall submit all payments as obligated under their lease to the lockbox. JER LLC's appointed management company shall be indicated as the payee to tenants. Distribution of cash shall be as follows:

                    i)   first, to the Borrower to pay vendors
                    for normal operating expenses per an
                    approved budget not to exceed a to be
                    determined amount which shall include all property management and asset management fees.
                    ii)  second, to interest on the loan to be
                    debited by Wells Fargo Bank on the seventh day of each month for the previous month's interest accrued.
                    iii) third, to a 2 month reserve per the budget dated March 20, 1995 (the Project
                    Run) for the project and submitted to WFB
                    (the "Budget") for normal operating and
                    interest expenses.
                    iv)  fourth, to a reserve per the Budget
                    for tenant improvements, commissions and other costs associated with leasing in the buildings.
                    v)   fifth, to a reserve per the Budget
                    for normal property reserves.
                    vi)  sixth, to repay principal based on a
                    25 year amortization schedule.
                    vii) seventh, to the Borrower.

          After the occurrence of an event of Default, the Loan Agreement shall give the Lender the discretion to apply payments generated by the Underlying Loans or on deposit in any account as the Lender deems fit.
          MANAGER: Borrower shall engage a servicer/manager acceptable to WFB (a servicer/manager affiliated with JER shall be acceptable, and the current manager of the project, Raiser Shorebreeze Property Management Company, shall be acceptable) for the Assets pursuant to a servicing and management agreement satisfactory to WFB, which agreement shall be assigned to WFB as collateral for the loan.

          REPORTING:
                    i)   Borrower will provide annual audited
                    statements and updated business plan. In addition, it will provide monthly and quarterly cash flow reports as well as an asset status summary report on a to be agreed upon basis.

                    ii)  Borrower will provide such other
                    reports as WFB reasonably require.

          EVENTS OF DEFAULT: The Loan Agreement shall contain those events of default which WFB in its sole and absolute discretion deems appropriate in a transaction of this nature, including, without limitation, failure to make payments when due, regardless of the availability of cash flow therefore breach of representations and warranties or covenants in the Loan Agreement, bankruptcy/insolvency, judgments and attachments.
          COVENANTS: The Loan Agreement shall contain those negative covenants which WFB in its sole and absolute discretion deems appropriate in a transaction of this nature, including, without limitation:

                    i)   Borrower incurring additional
                    indebtedness, other than the loan from MIP
                    Properties Inc. contemplated by the
                    partnership documents for Shorebreeze
                    Associates previously submitted to WFB;
                    ii)  Borrower engaging in a business other
                    than the ownership and administration of the Underlying Assets;
                    iii) any change in control pursuant to
                    which JER and its affiliates, and the
                    persons and entities controlling JER on
                    the date hereof, no longer directly or
                    indirectly control the Borrower;
                    iv)  The transfer of the collateral or any
                    interest therein to an affiliate of
                    Borrower, or Borrower otherwise engaging in a transaction with an affiliate without WFB's prior written consent; and, such affirmative covenants as WFB deems appropriate including, without limitation:
                    i)   Customary covenants regarding
                    maintenance of collateral, damage and
                    destruction, and condemnation;
                    ii)  Requirement that WFB's first priority
                    perfected lien status in and to the
                    collateral be maintained at all time;
                    iii) a requirement that Borrower submit an updated business plan within 60 days after closing, which business plan shall be approved by WFB as long as it is reasonably consistent with the preliminary business plan previously submitted by the undersigned to WFB; and
                    iv)  a requirement that Borrower and JER
                    indemnify, defend and hold harmless Lender from and against any and all claims, costs, damages, liabilities and other costs and expenses arising out of or relating to the transactions contemplated hereby.

          COSTS: All of WFB's costs and expenses incurred in connection with the transactions contemplated hereby shall be reimbursed to WFB on the terms and conditions (and subject to the limitations) set forth in that certain commitment letter of even date herewith from WFB to JER regarding a proposed merger transaction involving affiliates of JER and MIP Properties, Inc.
          ASSIGNMENT: WFB shall have the unfettered right to sell, assign, transfer or otherwise dispose of, participate or syndicate the Loan in whole or in part, without the Borrower's consent.
          CLOSING CONDITIONS: The definitive loan documentation shall include such conditions to closing as WFB in its sole and absolute discretion deems appropriate, including without limitation:

                    (i)  Consent by WFB (such consent not to
                    be unreasonably withheld)  as to the
                    identity of all of the persons and
                    entities which are direct or indirect
                    shareholders of Borrower after
                    consummation of the transactions
                    contemplated hereby;
                    (ii)  Satisfaction of WFB that Borrower
                    shall be solvent, and shall have
                    sufficient resources to meet its debts as they become due;
                    (iii)  Completion of such appraisals,
                    reviews and evaluations as may be required by WFB in order to comply with FIRREA;
                    (iv)  no material adverse change with
                    respect to the Borrower or the collateral from the condition (financial, physical or otherwise) on March 31, 1995;
                    (v)  Completion and approval of such
                    environmental reviews and evaluations as may be required by WFB;
                    (vi)  Issuance of legal and solvency
                    opinions satisfactory to WFB;
                    (vii)  Issuance of title insurance
                    satisfactory to WFB and receipt of tenant and partner estoppels satisfactory to WFB;
                    (viii)  Borrower's execution and delivery
                    of the loan documents prepared by WFB or its counsel;
                    (ix)  The transactions contemplated by the
                    commitment letter of even date herewith by WFB to J.E. Robert Companies (the "MIP Commitment Letter") shall have closed;
                    (x)  The closing shall have occurred by
                    November 30, 1995.

          GOVERNING LAW: If issued and executed, the commitment and loan documents shall be governed by the laws of the State of California applicable to contracts to be wholly performed in that State.

          The foregoing is a summary of the terms and conditions for the loan commitment contemplated hereby. Formal loan documentation, to be prepared by WFB's counsel on WFB's customary forms, will incorporate the foregoing terms and conditions, and will contain such other terms, conditions, covenants, representations, warranties and agreements as WFB customarily requires in similar transactions.
          This commitment shall be effective only if executed by an authorized officer of JER and returned to WFB not later than 5:00 p.m. Los Angeles time on Monday, June 19, 1995. Notwithstanding the foregoing, by executing this letter in the space provided below, J.E. Robert Companies (i) shall agree to cause the Borrower described herein to borrow loan described herein, and (ii) shall be personally responsible for all costs and expenses reimbursable to WFB hereunder and shall agree to pay such costs and expenses immediately on demand.
          Without limitation of any other provision herein, WFB's obligations under this Commitment Letter shall terminate upon a termination of the MIP Commitment Letter. Sincerely,

          /s/ Nicholas V. Colonna
          Nicholas V. Colonna

          AGREED TO AND ACCEPTED:
          J.E. Robert Companies

          By:  /s/ Jonathan S. Kern
          Its:

          JER Partners, L.L.C.
          By:  /s/ Jonathan S. Kern
          Its: